Exhibit 99.1

AERT Junction, TX Facility Fire Claim Enters Litigation

SPRINGDALE, Ark.—(BUSINESS WIRE)-January 24, 2005—Advanced Environmental Recycling Technologies Inc. (Nasdaq: AERTA), a leader in composite building materials technology, today announced that the Company has been sued by certain underwriters at Lloyd’s, London (“Lloyd’s”) in connection with a pending final settlement of AERT’s Junction, Texas fire claim.

Lloyd’s filed suit January 19, 2005 in the Circuit Court of Washington County, Arkansas seeking a declaratory judgment that they are not liable to reimburse AERT for certain costs of rebuilding the AERT Junction, Texas facility. Lloyd’s alleges that AERT did not rebuild the facility exactly as it had existed prior to the March 2003 fire and that AERT committed fraud in seeking reimbursement for alleged improvements made to the facility. Lloyd’s also seeks to retroactively cancel its portion of the insurance policy. The filing was unexpected by AERT because the Company has cooperated fully with the claims underwriting process and negotiations toward a final settlement of the claim were progressing.

AERT believes the Lloyd’s lawsuit is without merit. The Company filed a counterclaim on January 24, 2005 denying all of Lloyd’s allegations and seeking immediate and full reimbursement for rebuilding of the Junction plant. AERT seeks to recover actual damages in the amount of at least $1.8 million plus attorney and court fees and punitive damages for acts of bad faith committed by Lloyd’s.

About AERT:

AERT converts reclaimed plastic and wood fiber waste into Weyerhaeuser ChoiceDek® outdoor decking systems, MoistureShield® door and window components, MoistureShield® CornerLoc™ exterior trim and fascia components and MoistureShield® outdoor decking. AERT operates manufacturing facilities in Springdale, Ark.; Lowell, Ark.; Tontitown, Ark.; Junction, Texas; and Alexandria, La. The Company’s products are sold across North America. ChoiceDek Premium decking is marketed exclusively through Lowe’s Home Improvement Warehouses throughout the United States.

Contact:

     AERT Inc., Springdale
     Bob Thayer, 479-756-7400